INTERCOMPANY SERVICES AGREEMENT


                  This Intercompany Services Agreement (the "Agreement") is made and entered into as of December 18, 1995, by and between Ascent Entertainment Group, Inc., a Delaware corporation ("Ascent" and collectively with its subsidiaries, "Ascent Entertainment Group"), and COMSAT Corporation, a District of Columbia corporation ("COMSAT").

         1. Corporate Services, Insurance, Employee Benefits and Use of Premises. Ascent plans to issue shares of its common stock to the public in an offering (the "IPO") registered under the Securities Act of 1933. Beginning on the closing date for the initial sale of common stock by Ascent in the IPO (the "IPO Date"), COMSAT shall provide to Ascent Entertainment Group the services set forth in Exhibit A to this Agreement in substantially the same manner as such services were provided prior to the IPO Date (the "Corporate Services") during normal business hours and in a manner that will not unreasonably interfere with COMSAT's business, its tax, internal audit, accounting, legal and similar staff and services upon the terms and subject to the conditions set forth in this Agreement; provided, that the Corporate Services shall not include any services other than those specifically described in Exhibit A or any services described in Exhibit A that are beyond the scope, manner or quantity in which such services were usually and customarily provided prior to the IPO Date. To the extent provided in this Agreement, COMSAT will arrange for the coverage of Ascent Entertainment Group under certain Insurance (as defined below) policies and permit Ascent to continue to use and have access to the AEG Premises (as defined below). In addition, COMSAT has agreed to provide employees of Ascent Entertainment Group with benefit plans and programs and the corresponding administrative services to the extent provided in this Agreement ("Benefit Plans"). The Corporate Services, Benefit Plans, Insurance (as defined below), and use of AEG Premises may be provided by
(i) any affiliate of COMSAT and, to the extent applicable, by any employee of COMSAT or its affiliates or (ii) any third party at the sole discretion of COMSAT.

         2.       Corporate Services.

                  (a) Fee. In exchange for the Corporate Services, Ascent Entertainment Group shall pay to COMSAT an annual fee in the amount of $2,000,000 (the "Services Fee") payable in 12 equal installments of $166,666.67 commencing on the IPO date and on the same day of each month thereafter during the term for which Corporate Services are to be provided pursuant to Section 2(c). In addition, Ascent Entertainment Group shall reimburse COMSAT for all reasonable out-of-pocket expenses that COMSAT may incur in connection with the provision of the Corporate Services other than overhead and the cost of COMSAT personnel ("Reimbursable Expenses"). For so long as COMSAT and its subsidiaries (other than the Ascent Entertainment Group) own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, COMSAT shall debit or credit any amounts that are due and payable by Ascent, or owed to Ascent, under the terms of this Agreement against an intercompany receivable account (the "Intercompany Receivable Account") that COMSAT will maintain as part of its books and records in accordance with the terms and procedures set forth in the Corporate Agreement of even date herewith between COMSAT and Ascent (the "Corporate Agreement"). If the Intercompany Receivable Account is terminated prior to the term for the provision of Corporate Services,

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Insurance and Benefit Plan services under this Agreement, COMSAT will invoice Ascent for the Corporate Services, Reimbursable Expenses, the AEG Premises Rent (as defined below), all direct costs incurred by COMSAT on behalf of the Ascent Entertainment Group for Insurance and under the Benefit Plans, any differences between the Estimated Ascent Payroll Payment and Ascent Payroll Payment (as such terms are defined in the Corporate Agreement), and for any additional services provided pursuant to Section 2(b), if any, on a monthly basis, and Ascent shall make payment to COMSAT within 10 business days after receipt of the invoice. Any invoiced balances that remain unpaid after the fifth business day after the due date shall bear interest until such amount is paid in full at the rate set forth in
Section 5.5(c) of the Corporate Agreement.

                  (b) Additional Services. At any time during the term of this Agreement, Ascent Entertainment Group may request that COMSAT provide additional services to Ascent Entertainment Group. Such services may include services that are not Corporate Services or Corporate Services beyond the scope of those usually and customarily provided. Upon any such request, the parties will discuss in good faith, without obligation, an appropriate adjustment to the Services Fee to reflect such additional services as Corporate Services, after which Ascent Entertainment Group shall notify COMSAT in writing whether it shall accept such additional services and such adjustment. In the alternative, COMSAT may agree to perform additional services on an ad hoc negotiated fee for service basis without adjustment of the Services Fee, and such additional services shall be deemed to be Corporate Services for all other purposes of this Agreement, including, but not limited to, the indemnification and limitation of liability provisions set forth in Sections 8 through 10 of this Agreement.

                  (c) Term; Termination of Corporate Services. The term of agreement to provide Corporate Services shall be for one year from and after the IPO Date; provided that Ascent Entertainment Group may elect to extend the term of this Agreement for an additional term of one year upon written notice to COMSAT delivered not later than 60 days prior to the first anniversary of the IPO Date and payment of the Services Fee for the extended term in accordance with Section 2(a). If at any time prior to expiration of the term or extended term (if extended), COMSAT and its subsidiaries (other than the Ascent Entertainment Group) fail to own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, either party upon written notice to the other may elect to terminate the term for provision of Corporate Services (and COMSAT's obligation to provide Corporate Services and Ascent's obligation to make monthly payments in respect of the Services Fee shall cease) upon the later to occur of the following: (i) 60 days after the delivery of such notice (unless the parties have agreed upon an earlier termination date, in which case that date shall apply); or (ii) the last date on which an employee of Ascent Entertainment Group is eligible to continue to accrue benefits under one or more of the Benefit Plans.

                  3. (a) Insurance. COMSAT has historically provided insurance coverage related to the business and assets of Ascent Entertainment Group through policies maintained by COMSAT for the benefit of itself and its subsidiaries for workers' compensation, general liability, fire and other types of losses. COMSAT shall use its reasonable efforts to cause Ascent Entertainment Group to be covered under the COMSAT insurance policies set forth in Exhibit F or comparable substitute policies which will provide to Ascent Entertainment Group substantially the same types of insurance provided to Ascent Entertainment Group immediately prior to the IPO Date ("Insurance"), subject to availability. In addition to the Services Fee, Ascent Entertainment Group shall pay the portion of the premiums and other charges for the Insurance attributable to the coverage provided to Ascent Entertainment Group, which amounts will be charged against the Intercompany Receivable Account or invoiced as described in
Section 2(a), as applicable. The portion of such premiums and other charges payable by Ascent Entertainment Group shall be allocated in good faith by COMSAT in a manner to reflect the costs to COMSAT of the

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insurance premiums and other charges that are properly attributable to
Ascent Entertainment Group (but without any allocation of COMSAT overhead costs). The Insurance provided shall be subject to such policies of insurance or self-insurance, and such guidelines or procedures in respect of insurance and self-insurance, as COMSAT shall determine. Nothing in this
Section 3(a) shall be construed as requiring COMSAT to continue to maintain any specific type or amount of Insurance or otherwise serve to restrict or preclude COMSAT from modifying or amending any Insurance policy. In the event the terms of the Insurance change from those terms in effect immediately prior to the date hereof, COMSAT agrees (a) to the extent COMSAT is aware of a material change prior to the effective date of the change, to provide notice to Ascent Entertainment Group of the change prior to its effective date, or (b) otherwise to provide notice to Ascent Entertainment Group upon becoming aware of the change. It is expressly agreed by Ascent Entertainment Group and COMSAT that any self-insurance, retention or deductible shall be for the account of and be an obligation of Ascent, and that Ascent's obligations in respect of such self-insurance, retention or deductible shall survive the termination of this Agreement. Experience-rated Insurance policies will be actualized as soon as practicable after the end of policy period; and, as applicable, Ascent shall promptly reimburse COMSAT for the amount of any increased cost, or COMSAT will promptly refund to Ascent any overcharges. Upon completion of any insurance policy audit that results in a retroactive increase or decrease in premium, Ascent shall promptly pay its allocable portion of any increased premium costs to COMSAT, or COMSAT will promptly refund the allocable portion of any policy refund to Ascent. Any additional payments or refunds required pursuant to this Section 3(a) will be debited or credited against the Intercompany Receivable Account or invoiced as described in Section 2(a), as applicable. The payment obligation on the part of Ascent or COMSAT, as applicable, set forth in this paragraph shall survive termination of this Agreement. To the extent that losses by Ascent Entertainment Group are not covered by third party insurers, COMSAT shall not be required or obligated to reimburse Ascent for such losses.

                  (b) Termination of Insurance. Either Ascent or COMSAT may terminate Ascent Entertainment Group's participation in all or any portion of the Insurance at any time upon 60 days prior written notice to the other party; provided that COMSAT shall have no obligation to continue to permit Ascent Entertainment Group to participate in the Insurance beyond the term of the agreement to provide Corporate Services specified in Section 2(c). If COMSAT elects to permit Ascent to continue to participate in all or any portion of the Insurance beyond the term of agreement to provide Corporate Services, Ascent shall reimburse COMSAT for any direct costs associated with such continued participation and shall pay COMSAT a reasonable fee, to be determined by COMSAT upon consultation with Ascent, for any claims administration or other services provided by COMSAT in connection with Ascent Entertainment Group's continued participation beyond such term. Notwithstanding the foregoing, so long as COMSAT beneficially owns shares of capital stock of Ascent possessing 50% or more of the voting power of all then-outstanding shares of capital stock, Ascent may not, without the prior written consent of COMSAT, terminate its participation in all or any portion of the Insurance without providing evidence reasonably satisfactory to COMSAT that Ascent Entertainment Group has obtained, or upon termination of such Insurance will obtain, comparable insurance coverage. In the event that all or any portion of the Insurance is terminated by an insurer, the aforementioned 60-day notice period shall not apply, and COMSAT shall provide Ascent with notice promptly upon becoming aware of such termination. In the event that Ascent Entertainment Group's participation in all or any portion of the Insurance is terminated, if appropriate, the charges therefor shall be adjusted equitably to reflect such termination; provided that no adjustment shall be made for Insurance coverage that has been terminated for which the premium has been previously paid in full and is nonrefundable; and provided, further, that in calculating any such adjustment, any increased premium or other costs associated with a reduction in the total policy amount, assets covered, persons insured or loss of volume-related discounts ("Breakage Costs") shall be deducted from the amount that would otherwise be refunded. If the Breakage Costs

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associated with termination of Ascent Entertainment Group's participation in all or any portion of the Insurance by Ascent exceed the amount of premiums that have or would have been paid in respect of such Insurance over the remaining term of the affected policy or policies, Ascent shall reimburse COMSAT for the amount of any such Breakage Costs, less the amount of any premium reductions associated with the termination of Ascent Entertainment Group's participation in the Insurance. Any additional payments or refunds required pursuant to this Section 3(b) will be debited or credited against the Intercompany Receivable Account or invoiced as described in Section 2(a), as applicable.

         4.       Employee Benefit Plans.

                  (a) Plans and Services. Prior to the IPO Date, certain employees of Ascent Entertainment Group participated in certain of the employee benefit plans sponsored by COMSAT and administered by the COMSAT Benefits Department. On and after the IPO Date, employees of Ascent Entertainment Group shall continue to be eligible to participate in the plans listed in Exhibit B subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. On and after the IPO Date, subject to regulatory requirements and the terms of this Agreement, the COMSAT Benefits Department will continue to administer those plans listed on Exhibit B in which employees of Ascent Entertainment Group continue to participate in substantially the same manner as it administered the plans prior to the IPO Date. On and after the IPO Date, employees of Ascent Entertainment Group shall cease to be eligible to participate in the plans listed in Exhibit E.

                  (b) Direct Cost Reimbursement. Ascent Entertainment Group shall reimburse COMSAT for the direct costs (other than COMSAT overhead and personnel costs) associated with the plans in which Ascent Entertainment Group employees participate. For this purpose, direct costs associated with the plans shall include those items charged to Ascent Entertainment Group as direct costs prior to the IPO Date which included the cost of the benefits (premiums and contributions) and administration and management fees of third party providers. As appropriate, Ascent Entertainment Group's allocable share of the direct costs will be determined consistent with the methodology used prior to the IPO Date. COMSAT will provide an estimate of the direct costs allocable to Ascent Entertainment Group at the same time such information is provided to other business units of COMSAT. Experience rated insurance contracts will be actualized as soon as practicable after the end of each year; Ascent Entertainment Group shall promptly reimburse COMSAT the amount of any increased cost, and COMSAT will promptly refund to Ascent Entertainment Group any overcharges. Ascent hereby waives and releases COMSAT from any claim that Ascent Entertainment Group may have against COMSAT with respect to any credit or benefit arising from the termination of participation of Ascent Entertainment Group employees in COMSAT's retirement plan and post-retirement retiree medical benefits plan (the "COMSAT Retirement Plans") on and after the IPO Date. In consideration of such release by Ascent, COMSAT hereby waives and releases Ascent from any claim that COMSAT may have against Ascent for reimbursement of any costs associated with providing benefits under the COMSAT Retirement Plans after the IPO date to employees of Ascent Entertainment Group who retired prior to the IPO Date and to any employees of Ascent Entertainment Group who, by mutual written agreement of COMSAT and Ascent, are permitted to retire on or after the IPO Date and to continue to participate in, vest or accrue benefits under COMSAT's Retirement Plans on and after the IPO Date through such retiree's actual date of retirement (each, a "Special Agreement Retiree"); provided that Ascent shall reimburse COMSAT for any additional and incremental costs associated with permitting any Special Agreement Retiree to continue to participate, vest or accrue benefits under the COMSAT Retirement Plans after the IPO Date through and including such Special Agreement Retiree's actual date of retirement, including, but not limited to, any increased benefit costs that arise after the date of such Special Agreement Retiree's actual retirement which are attributable to such Special Agreement Retiree's continued participation in the COMSAT

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Retirement Plans on and after the IPO Date. All payments or refunds required pursuant to this Section 4(b) will be debited or credited against the Intercompany Receivable Account or invoiced as described in Section 2(a), as applicable.

                  (c) Termination. Ascent Entertainment Group or COMSAT may terminate participation by Ascent Entertainment Group in any plan sponsored by COMSAT by giving 90 days written notice to the other party, except that the date of termination may be extended by either party if the termination of Ascent Entertainment Group's participation would adversely affect the tax qualification of the plan or its compliance with applicable regulatory requirements. The termination date may also be extended to the earlier of an additional 90 days or the expiration date of any contract pursuant to which benefits are provided if termination within 90 days would adversely affect rates or rights of other employees or if more time is necessary to effect an orderly termination of participation by employees of Ascent Entertainment Group. If the termination date is extended, COMSAT and Ascent Entertainment Group will cooperate reasonably in establishing a mutually agreeable termination date. Notice of less than 90 days may be given by mutual written consent of Ascent Entertainment Group and COMSAT. Unless COMSAT otherwise agrees, termination shall be effective with respect to the entire plan. COMSAT will promptly submit an invoice for, and Ascent Entertainment Group shall promptly pay to COMSAT, all direct costs incurred prior to the date of termination associated with participation in the terminated plan by Ascent Entertainment group employees and all direct and incidental costs incurred by COMSAT resulting from the termination. All services offered by the COMSAT Benefits Department with respect to such terminated benefit shall cease. COMSAT thereafter will not be responsible for providing benefits of a like type to Ascent Entertainment Group employees.

                  (d) Changes; Additional Services. Ascent Entertainment Group may request changes in plan terms or services; approval of such changes shall be in the sole discretion of COMSAT. Ascent Entertainment Group may request additional services that, if agreeable to COMSAT, will be provided on a direct cost basis to Ascent Entertainment Group. From time to time, COMSAT, as plan sponsor, may make changes in the Benefit Plans or in the administration of any of the plans in its sole discretion.

                  (e) Ascent Entertainment Group Plans. Except for the executive compensation plans referenced in Exhibit C, on or after the IPO Date, no employee of Ascent Entertainment Group who is covered by a benefit plan sponsored by any entity other than COMSAT shall be entitled to simultaneous coverage under any plan sponsored by COMSAT that provides a benefit of similar type, regardless of whether the other plan provides more or less coverage than the COMSAT-sponsored plan. Ascent Entertainment Group shall be solely responsible for benefits delivery and administration of plans covering its employees that are not sponsored by COMSAT. A list of plans not sponsored by COMSAT that covered Ascent Entertainment Group employees prior to the IPO Date is attached as Exhibit D.

                  (f) Legislative and Regulatory. In the event Ascent Entertainment Group provides benefit plans to its employees, other than those sponsored by COMSAT, Ascent Entertainment Group will have sole responsibility to comply with all regulatory requirements with respect to Ascent Entertainment Group plans. Notwithstanding the foregoing, COMSAT and Ascent Entertainment Group agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements that apply jointly to Ascent Entertainment Group and COMSAT. Such coordination, upon request, will include (but is not limited to) the following: sharing payroll data for determination of highly compensated employees, providing census information (including accrued benefits) for purposes of running discrimination tests, providing actuarial reports for purposes of determining the funded status of any plan, review and coordination of insurance and other third party contracts, and providing for review

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all summary plan descriptions, requests for determination letters, insurance contracts, forms 5500, financial statement disclosures, and plan documents.

                  (g) Executive Compensation. Certain Ascent executives also participate in executive compensation and benefit programs offered by COMSAT. These plans are listed in Exhibit C. Ascent Entertainment Group shall reimburse COMSAT for the direct costs associated with the executive compensation plans in which Ascent Entertainment Group employees participate. For this purpose, direct costs associated with the plans shall be determined in the manner described in Section 4(b) for assessment of the direct costs associated with other Benefit Plans. All payments by Ascent required pursuant to this Section 4(g) will be charged against the Intercompany Receivable Account or invoiced as described in Section 2(a), as applicable.

                  (h) Certain Notices. In the event there is an "ERISA Event," COMSAT shall advise Ascent Entertainment Group as soon as reasonably practicable after COMSAT determines the ERISA Event has occurred. For purposes of this Section 4(h), an "ERISA Event" means (a) the termination of a plan listed on Exhibit B or the filing of a Notice of Intent to Terminate such a plan, in either case, under Section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"); (b) the institution of proceedings by the Pension Benefit Guaranty Corporation (or any successor thereof) to terminate a plan listed on Exhibit B or to appoint a trustee to administer such a plan or the receipt of notice by COMSAT that such an action has been taken with respect to such a plan; (c) any substantial accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") or Section 302 of ERISA is incurred with respect to any plan sponsored by COMSAT and listed on Exhibit B and no waiver of that deficiency has been obtained from the Internal Revenue Service; (d) the Internal Revenue Service determines that a plan listed on Exhibit B that is intended to be qualified under Section 401 of the Code fails to meet the applicable requirements of the Code and disqualifies the plan; or (e) an amendment to a plan sponsored by COMSAT and listed on Exhibit B that results in a significant underfunding described in Section 401(a)(29) of the Code or Section 307 of ERISA.

                  (i) Third Party Beneficiary. Nothing in this Agreement is intended to entitle any employee or individual to any benefit or compensation from Ascent Entertainment Group or COMSAT or to otherwise establish or create any rights on the part of any third party. Nothing in this agreement is intended to restrict or limit COMSAT in the exercise of its rights or the fulfillment of its duties as plan sponsor.

                  (j) Severance Payments. Ascent Entertainment Group and COMSAT agree that with respect to individuals who, in connection with the IPO, cease to be employees of Ascent Entertainment Group or COMSAT and become employees of the other, such cessation shall not be deemed to be a termination of employment by Ascent Entertainment Group or COMSAT, as applicable, for purposes of any plan that provides for the payment of severance, salary continuation or similar benefits upon termination of employment. Ascent Entertainment Group shall assume and be solely responsible for, and hereby indemnifies COMSAT against, all liabilities and obligations whatsoever in connection with claims made by or on behalf of employees of Ascent Entertainment Group as of the IPO Date in respect of severance pay, salary continuation and similar obligations relating to the termination or alleged termination of any such person's employment by Ascent Entertainment Group or COMSAT on or before the first anniversary of the IPO Date.

          5. Use of Premises. During the term of agreement for the provision of Corporate Services, Ascent Entertainment Group shall be entitled to continue to use and have access to the office space

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occupied by Ascent Entertainment Group at COMSAT's executive offices located at 6560 Rock Spring Drive, Bethesda, Maryland and COMSAT's offices located at 22300 COMSAT Drive, Clarksburg, Maryland as of the IPO Date or comparable substitute office space to be designated by COMSAT taking into account COMSAT's existing office and space requirements (the "AEG Premises"), with such designation to be exercised reasonably and in good faith upon written notice to Ascent Entertainment Group. In consideration for the use of the AEG Premises, in addition to the Services Fee, Ascent shall reimburse COMSAT for all direct costs related to the occupancy of the AEG Premises by the Ascent Entertainment Group (the "AEG Premises Rent"). The AEG Premises Rent will be determined consistent with the methodology used prior to the IPO Date for determining Ascent's allocable portion of building occupancy costs. Utilities usage consistent with past usage and usual and customary building maintenance and cleaning services associated with occupancy of the AEG Premises shall be included in the AEG Premises Rent. The AEG Premises Rent will be charged against the Intercompany Receivable Account or invoiced as described in Section 2(a), as applicable. In addition, during the term of agreement for the provision of Corporate Services, employees of Ascent Entertainment Group assigned to the AEG Premises shall continue to have access to and the use of building common areas and services on the same terms that such space and services are made available to COMSAT employees, including, but not limited to, parking, access to the cafeteria, and access to the COMSAT Fitness Center at the then current membership rate. Upon the earliest to occur of termination of the term of agreement for Corporate Services or vacation of the AEG Premises, Ascent Entertainment Group shall return the AEG Premises, together with all fixtures and personal property owned by COMSAT situated thereon (including, but not limited to, furniture and equipment), to COMSAT in the same condition in which such premises and property existed as of IPO Date, ordinary wear and tear and insured casualty losses under the Insurance excepted.

         6. Allocation Methodology. In those instances in which COMSAT allocates the costs of services or benefits between or among more than one of its subsidiaries (e.g., Insurance costs), COMSAT agrees to use the same allocation methodology in determining Ascent's allocable portion of such costs that COMSAT uses in determining the allocable portion of costs attributable to subsidiaries other than Ascent.

         7. Prior Payments. Ascent Entertainment Group agrees from time to time to pay in full all amounts owed to COMSAT for any costs and charges for inter-corporate allocations consistent with past practices incurred prior to the IPO Date, including but not limited to Ascent's portion of corporate overhead charges for 1995. COMSAT agrees from time to time to refund any overcharges paid by Ascent Entertainment Group with respect to services prior to the IPO Date.

         8. Limitation of Liability. Except as may be provided in Section 9 below, COMSAT, its subsidiaries, affiliates, directors, officers, employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a "COMSAT Party") shall not be liable to Ascent Entertainment Group, any subsidiary or any affiliate, director, officer, employee, agent of Ascent Entertainment Group or any of its subsidiaries and each of the heirs, executors, successors and assigns of any of the foregoing (each, an "Ascent Entertainment Group Party") for any liabilities, claims, damages, losses or expenses (including, but not limited to, court costs, attorneys' fees and expenses, and any special, indirect, incidental, punitive or consequential damages) of an Ascent Entertainment Group Party arising in connection with this Agreement, the Corporate Services, the Insurance, the Benefit Plans and the use of the AEG Premises. Notwithstanding any provision of this Agreement to the contrary, no COMSAT Party shall be liable for any action that it or any other COMSAT Party takes or omits to take in good faith (i) in reliance on advice of legal counsel to Ascent Entertainment Group, (ii) upon and in conformity with the instructions of Ascent Entertainment Group, or (iii) in accordance with instructions, rulings or orders of any governmental authority or court of competent jurisdiction.

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         9. COMSAT Indemnification. COMSAT shall indemnify, defend and hold harmless each of the Ascent Entertainment Group Parties from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees) (collectively referred to as "Damages") of any kind or nature, caused by or arising in connection with the willful breach of this Agreement by COMSAT or the gross negligence or willful misconduct of any employee of COMSAT in connection with the performance of the Corporate Services, administration of the Benefit Plans, provision of the Insurance or performance of COMSAT's other obligations under this Agreement, except to the extent that Damages were caused directly or indirectly by acts or omissions of any Ascent Entertainment Group Party; provided however, that in the case of a Benefit Plan, Ascent Entertainment Group's right of indemnification also shall extend to claims of Ascent Entertainment Group employees but shall not extend to any Damages that otherwise would have been owed in the absence of such gross negligence or willful misconduct. Notwithstanding the foregoing, COMSAT shall not be liable for any special, punitive or consequential damages relating to any claim. In the event that Ascent Entertainment Group knows of a claim that may be the subject of indemnification under this paragraph, it shall promptly notify COMSAT of such claim.

         10. Ascent Entertainment Group Indemnification. Ascent Entertainment Group shall indemnify, defend and hold harmless each of the COMSAT Parties, from and against all Damages of any kind or nature, caused by or arising in connection with: (i) the performance of Corporate Services, administration of the Benefit Plans, provision of Insurance, use of the AEG Premises by the Ascent Entertainment Group and other actions undertaken or services performed by COMSAT on behalf of Ascent Entertainment Group hereunder unless caused by the willful breach of this Agreement by COMSAT or willful misconduct or gross negligence of an employee of COMSAT; or (ii) Ascent Entertainment Group's failure to fulfill Ascent Entertainment Group's obligations hereunder, except to the extent that such failure is caused, directly or indirectly, by acts or omissions of any COMSAT Party. Notwithstanding the foregoing, Ascent Entertainment Group shall not be liable for any special, punitive or consequential damages related to such claims. In the event that COMSAT knows of a claim that may be the subject of indemnification under this paragraph, it shall promptly notify Ascent of such claim.

         11. Cooperation. COMSAT and Ascent Entertainment Group shall cooperate with each other with respect to all provisions of this Agreement and the Corporate Services, Insurance and Benefit Plans provided hereunder. In the event of payment by an indemnifying party to any indemnitee pursuant to Section 9 or 10 of this Agreement in connection with a third-party claim, such indemnifying party shall be subrogated to and stand in the place of the indemnitee as to any events or circumstances in respect of which such indemnitee may have relating to such third-party claim or against any other person. Such indemnitee shall cooperate with such indemnifying party in a reasonable manner, and at the cost and expense of such indemnifying party, in prosecuting any subrogated right or claim.

         12. Access to Information. Subject to applicable law, each party hereto covenants and agrees to provide the other party and its authorized accountants, counsel and other designated representatives (collectively, the "Representatives") reasonable access (including using reasonable efforts to give access to persons or firms possessing information) during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") insofar as such access is reasonably required by the other party in connection with the transactions contemplated by this Agreement or as may be required by such other party to comply with all applicable federal, state, county and local laws, administrative or court orders, ordinances, regulations and codes, including, but not limited to, ERISA and securities laws and regulations ("Laws"). Without limiting the foregoing, Information may be requested under this Section 12 for audit, accounting, claims, regulatory, litigation

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and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

         13. Confidential Information. Each party shall hold, and cause its Representatives to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other's Representatives pursuant to this Agreement and shall not use any such Information except for such purposes as shall be expressly permitted hereunder (except in each case to the extent that such Information has been (i) in the public domain through no fault of such party or (ii) lawfully acquired from other sources by such party), and each such party shall not release or disclose such Information to any other person, except its regulators, auditors, attorneys, financial advisors, bankers, insurers, and other consultants and advisors with a reasonable need to know such Information, unless compelled to disclose such Information, as advised by its counsel, in order to comply with reporting or other requirements under applicable Laws. Without prejudice to the rights and remedies of any party to this Agreement, a party disclosing confidential Information to the other party in accordance with the terms of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 13.

          14. Assignment. Except as otherwise provided herein, neither party may assign or transfer any of its rights or duties under this Agreement to any person or entity without the prior written consent of the other party.

         15. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission or intercompany mail, or five (5) days after posting if sent by certified mail, return receipt requested to the following addresses:

                  COMSAT:

                  COMSAT Corporation
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817
                  Attention: Allen E. Flower
                             Vice President and Chief Financial Officer
                             Telecopy No.: 301/214-7131

                  With copy (which shall not constitute notice) to:

                  Warren Y. Zeger
                  Vice President, General Counsel and Secretary
                  COMSAT Corporation
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817
                  Telecopy No.:  301/214-7128
and

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                  Ascent Entertainment Group:

                  Ascent Entertainment Group, Inc.
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817
                  Attention: Wesley D. Minami
                             Vice President, Chief Financial Officer
                             and Treasurer
                  Telecopy No.:  301/214-7120

                  With copy (which shall not constitute notice) to:

                  Arthur M. Aaron
                  Vice President, Business and Legal Affairs
                  and Secretary
                  Ascent Entertainment Group, Inc.
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817
                  Telecopy No.:  301/214-7120

or to such other address as either party may have furnished to the other in writing in accordance with this Section 15.

         16. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland (not including the choice of law provisions thereof), except to the extent preempted by federal law. Each party hereby agrees that any legal action or proceedings with respect to this Agreement shall be brought in a federal or state court located in the State of Maryland, and each of the parties hereby consents to the exclusive jurisdiction of such courts and hereby waives any objections on the grounds of venue, forum non conveniens, situs of action, improper forum, or any similar grounds.

         17. Suspension. The obligations of any party to perform any acts hereunder may be suspended if such performance is prevented by fires, strikes, embargoes, riot, invasion, governmental interference, inability to secure goods or materials, or other circumstances outside the reasonable control of the parties.

         18. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

         19. Rights Upon Orderly Termination; Survival. Upon termination or expiration of this Agreement or any of the Corporate Services, Insurance or Benefit Plans described herein, each party shall, upon request, use its reasonable best efforts to assist the other in the orderly termination of this Agreement or any of the Corporate Services, Insurance or Benefit Plans described herein. Notwithstanding any termination of this Agreement, the obligations of the parties hereto to make payments hereunder and the provisions of Sections 3(a), 4(j), 8, 9, 10 and 13 shall survive.

         20. Amendment; Waiver; Remedies. This Agreement may not be amended or terminated, nor may any failure of performance or default be waived, orally, but only by a writing duly executed by or on behalf of the parties hereto. Any such amendment or waiver shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of COMSAT or Ascent by any of their respective presidents or vice presidents. No failure on the part of COMSAT or Ascent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof or the exercise of any other right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided at law or in equity.

         21. Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter hereof.

         22. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

                                       COMSAT CORPORATION


                                       /s/ Allen E. Flower
                                    By:-----------------------
                                       Allen E. Flower
                                       Vice President and
                                       Chief Financial Officer



                                       ASCENT ENTERTAINMENT GROUP, INC.


                                       /s/ Wesley D. Minami
                                    By:--------------------------------------
                                       Wesley D. Minami
                                       Vice President, Chief Financial Officer
                                       and Treasurer

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                                 EXHIBIT A

                             Corporate Services


Tax planning and advice and preparation of tax returns and tax-related GAAP accounting allocations and financial disclosure.

Internal audit services.

Insurance planning, advice and claims administration.

Human resources, employee relations and policy coordination services.

Legal services, including services of COMSAT's office of general counsel and arrangements for outside counsel, but excluding outside counsel services (which will be invoiced to Ascent Entertainment Group on a direct cost basis) and legal services provided by COMSAT's office of general counsel at the request of Ascent Entertainment Group that specifically relate to Ascent Entertainment Group projects (which will be charged to, and paid by, Ascent Entertainment Group in the same manner as such costs were assessed prior to the IPO Date).

Corporate secretary services

Administration and services associated with the employee benefit plans and arrangements identified on Exhibits B and C.

Treasury and cash management services.

Provision of inter-corporate cash transfers, with terms and conditions (including the payment of principal and interest) as agreed upon.

Provision of public and media relations services.

Payroll processing and related tax filings for Ascent and subsidiaries of Ascent for which such services were provided immediately prior to the IPO Date.

                                 EXHIBIT B

          COMSAT employee benefit plans in which Ascent Entertainment Group employees will be eligible to participate after the IPO Date:


Savings and Profit Sharing Plan

Employee Stock Option Plan
   (provided that no additional grants to Ascent employees will be made after the IPO Date)

Flexible Benefits Plan, which includes:
         medical insurance
         dental insurance
         life insurance
         accident insurance
         dependent life insurance
         time off

Dependent Care Spending Account Plan

Health Care Spending Account Plan

Short-Term Disability Plan

Long-Term Disability Plan

                                EXHIBIT C

                        Executive Compensation Plans

Key Employee Stock Plans

Deferred Compensation Plan for Directors and Executives

Insurance and Retirement Plan for Executives

Split Dollar Insurance Plan

Annual Incentive Plan

Educational Grant Program

                                 EXHIBIT D

            Plans Covering Ascent Entertainment Group Employees

         Any and all employee benefit, health or welfare plans maintained by COMSAT Denver, Inc., the Denver Nuggets Limited Partnership, the Colorado Avalanche, or On Command Video Corporation.

                                 EXHIBIT E

           COMSAT employee benefit plans in which Ascent Entertainment Group employees will no longer be eligible to participate after the IPO
Date:


Retirement Plan

Employee Stock Purchase Plan

Retiree Medical Benefits

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                                 EXHIBIT F

             Schedule of Insurance policies as of the IPO Date

Description                          Policy #          Insurance Company

Comprehensive General Liability      TE00800270        St Paul
Business Auto Liability              TE00800270        St Paul
Business Auto Liability (Mass. Only) 060MA3099         St Paul
Worker's Compensation                WVA0801122        St Paul
Worker's Compensation (NJ Only)      WVA0801759        St Paul
Worker's Compensation (CA Only)      1402459-95        CA State Fund
Lead Umbrella                        TE00800270        St Paul
Excess Liability                     426-47-94         National Union Fire Ins.

Excess Liability                     (95) 7966-75-00   Federal Insurance Co.
Excess Liability                     TBD               Aetna
Excess Liability                     XXK00082536616    American Insurance Co.
Non Owned Aviation                   AV479397301       AIG

Primary Property                     CCIPW01016        Security of Harford
Excess Property                      LP066             Allendale
Excess CA Quake                      IMF019320         RLI Insurance
Excess CA Quake                      CCP8784134        Agricultural Insurance
Excess CA Quake                      NA01801           N.American Specialty
Boiler & Machinery                   3XM047963-01      Kemper
Marine Cargo                         492571-00         CIGNA
Business Travel                      4040048           Zurich

International Worker's Compensation  8356563           AIU
International General Liability      80257203          AIU
International Property               IF7527335         AIU

Executive Protection                 8091-76-61I       Chubb

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